Exhibit 99.1

LeTourneau
Technologies, Inc. and
Subsidiaries

Consolidated Financial Statements as of
and for the Year Ended December 31, 2010, and
Report of Independent Registered Public Accounting
Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of
Rowan Companies, Inc., owner of LeTourneau Technologies, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of LeTourneau Technologies, Inc. and subsidiaries (the “Company”) (a wholly owned subsidiary of Rowan Companies, Inc. (the “Parent”) as of December 31, 2010, and the related consolidated statement of operations, comprehensive income and parent company equity, and cash flows for the year ended December 31, 2010. The Company has historically been included in consolidated financial statements of Rowan Companies, Inc. (the “Parent”) and is under common ownership and common management of the Parent. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared from the separate records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and are applicable to the Parent as a whole.

/s/ Deloitte & Touche LLP

Houston, Texas
April 27, 2011

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2010
(In thousands, except share amounts)

ASSETS

CURRENT ASSETS:
Cash	$6,528
Accounts receivable — trade, net	104,060
Inventories:
Raw materials and supplies	281,991
Work-in-progress	75,946
Finished goods	212
Prepaid expenses and other current assets	37,505
Deferred income taxes, net	28,400

Total current assets	534,642

PROPERTY, PLANT, AND EQUIPMENT — At cost:
Land, buildings and improvements	71,566
Machinery and equipment	142,084
Other property and equipment	34,675

Total	248,325

Less accumulated depreciation and amortization	110,702

Property, plant and equipment, net	137,623

OTHER ASSETS	1,569

TOTAL	673,834

LIABILITIES AND PARENT COMPANY EQUITY

CURRENT LIABILITIES:
Accounts payable — trade	49,688
Deferred revenues	143,950
Billings in excess of costs and estimated profit on uncompleted contracts	7,915
Accrued liabilities:
Income taxes payable to Parent	72,286
Compensation and related employee costs	27,198
Taxes and other	47,737

Total current liabilities	348,774

OTHER LIABILITIES	11,661

DEFERRED INCOME TAXES — Net	15,094

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)	-

PARENT COMPANY EQUITY:
Common stock, $0.001 par value, 28,000,000 shares authorized, 25,000,000 shares issued and outstanding at December 31, 2010	25
Additional Parent company investment	40,659
Retained earnings	272,386
Accumulated other comprehensive loss	(14,765)

Total parent company equity	298,305

TOTAL	$673,834

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands)

REVENUES:
Sales to unaffiliated customers	$610,441
Sales to Parent	204,980

Total	815,421

COSTS AND EXPENSES:

Cost of sales to unaffiliated customers (excluding items shown below)	497,684
Cost of sales to parent (excluding items shown below)	148,266
Engineering, research and development and other	16,182
Selling, general and administrative	48,504
Depreciation and amortization	16,379
Material charges and other operating expenses	42,024
Loss on disposals of property, plant and equipment	168

Total	769,207

INCOME FROM OPERATIONS	46,214

OTHER INCOME (EXPENSE):
Interest expense	(16,994)
Interest income	219
Other	6,569

Other income (expense) — net	(10,206)

INCOME BEFORE INCOME TAXES	36,008

INCOME TAX BENEFIT	(5,180)

NET INCOME	$41,188

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND PARENT COMPANY EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands)

		Accumulated		Additional		Total
		Other		Parent		Parent
	Comprehensive	Comprehensive	Common	Company	Retained	Company
	Income	Income (Loss)	Stock	Investment	Earnings	Equity

BALANCE — December 31, 2009		$(20,315)	$-	$178,547	$231,198	$389,430
Comprehensive income:
Net income	$41,188	-	-	-	41,188	41,188
Retirement benefit adjustments, net of taxes of $2,989	5,550	5,550	-	-	-	5,550
Total comprehensive income	$46,738
Restated Certificate of Formation		-	25	-	-	25
Net transfers to Parent		-	-	(137,888)	-	(137,888)

BALANCE — December 31, 2010		$(14,765)	$25	$40,659	$272,386	$298,305

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands)

CASH PROVIDED BY (USED IN):
Operations:
Net income	$41,188
Adjustments to reconcile net income to net operating cash flows:
Depreciation and amortization	16,379
Deferred income taxes	(10,678)
Stock-based compensation expense	404
Provision for pension	5,645
Current income tax allocation	7,998
Allocated selling, general and administrative costs	955
Material charge for Drilling Products and Systems inventory	42,024
Loss on disposals of property, plant and equipment	168
Changes in current assets and liabilities:
Receivables — trade	(50,471)
Inventories	69,055
Other current assets	(712)
Accounts payable	(132)
Deferred revenues	34,759
Billings in excess of costs and estimated profits on uncompleted contracts	(17,310)
Other current liabilities	17,097
Other, net	(8,965)

Net cash provided by operations	147,404

Investing activities:
Property, plant and equipment additions	(9,093)
Proceeds from disposals of property, plant and equipment	3,274

Net cash used in investing activities	(5,819)

Financing activities — change in Parent company investment	(139,222)

Net cash used in financing activities	(139,222)

INCREASE IN CASH	2,363
CASH AT BEGINNING OF YEAR	4,165

CASH AT END OF YEAR	$6,528

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.	BASIS OF PRESENTATION

Description of Business — The consolidated financial statements include the accounts of LeTourneau Technologies, Inc. and its subsidiaries, hereinafter referred to as “LeTourneau” or “the Company,” a wholly owned subsidiary of Rowan Companies, Inc, hereinafter referred to as “Rowan” or “the Parent.”  The consolidated financial statements of the Company have historically been included in the consolidated financial statements of Rowan.

LeTourneau is headquartered in Houston, Texas, and designs, manufactures and sells equipment and related aftermarket parts and services for the mining and drilling industries. LeTourneau has three operating segments: Drilling Products, Mining Products, and Steel Products, which operate in three primary facilities in Longview and Houston, Texas, and Vicksburg, Mississippi.

The Drilling Products segment built the first jack-up drilling rig in 1955, and has since designed or built more than 200 units, including 26 of Rowan’s 28 jack-ups. This segment is currently constructing for Rowan the last of three 240-C class jack-ups at LeTourneau’s Vicksburg, Mississippi, shipyard for delivery in the third quarter of 2011.  Additionally, this segment provided the rig kit (design, legs, jacking system, cranes and other equipment) for Rowan’s three Super 116E (or EXL) class jack-ups built by Keppel AmFELS, Inc., which were delivered in 2010, and for Rowan’s fourth and final EXL, which will be delivered in 2011.  See Note 8 for further information on related-party transactions.

Drilling Products also designs and manufactures primary drilling equipment in a wide range of sizes, including mud pumps, top drives, drawworks and rotary tables, as well as variable-speed motors, variable-frequency drive systems and other electrical components for the oil and gas, marine, mining and dredging industries.

The Mining Products segment features heavy equipment such as large wheeled front-end loaders, diesel-electric powered log stackers and related aftermarket parts and services for the mining and forestry industries. LeTourneau loaders are generally used in coal, gold, copper, diamond and iron ore mines, and utilize a proprietary diesel-electric drive system with digital controls. This system allows large, mobile equipment to stop, start, and reverse direction without gear shifting and high-maintenance braking, and is more fuel-efficient than mechanical systems.

The Steel Products segment features a mini mill in Longview, Texas which recycles scrap and produces carbon, alloy and tool steel plate products for internal needs as well as external customers.

We currently have no further plans for rig construction at our Vicksburg shipyard following the delivery of Rowan’s third 240C-class rig, the Joe Douglas, in 2011, but may continue to use the facility for other operations.  Absent additional orders or sufficient prospects for future work, the activities at the facility would be significantly reduced at that time, in which case we would incur additional costs such as employee severance, among other charges.  Closing or significantly reducing activity levels at the facility could result in the incurrence of cash charges ranging from $8 million to $10 million.

Principles of Consolidation and Basis of Presentation — The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  Intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Consolidated Financial Statements reflect the use of “carve-out” accounting procedures, whereby certain assets, liabilities and expenses recognized or incurred by the Parent on behalf of LeTourneau, have been allocated to reflect the financial results of LeTourneau for the periods presented.  Allocations of certain Parent administrative expenses were based on a percentage of revenues, which management believes represents a reasonable methodology. See Note 8 for further information.

Historically, LeTourneau has been included in Rowan’s consolidated tax return; however, for purposes of these carve-out Consolidated Financial Statements, income tax expense and related tax assets and liabilities were determined as if LeTourneau filed a separate income tax return.  See Note 5 for further information.

Effective January 1, 2008, Rowan began allocating interest expense to LeTourneau at an estimated market rate applied to an average outstanding intercompany balance. No corporate debt or interest expense was allocated to LeTourneau from Rowan prior to 2008.  Rowan’s net investment in LeTourneau is shown as a component of parent company equity in the Consolidated Balance Sheets and includes Rowan’s initial investment in LeTourneau and amounts due to/from LeTourneau resulting from products and services provided and cash transfers. See Note 8 for further information.

The Consolidated Financial Statements may not be indicative of the Company’s future performance and do not necessarily reflect what its consolidated financial position, results of operations and cash flows would have been had LeTourneau operated as an independent company during the periods presented.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows — Cash consists of bank deposits and imprest accounts — see Note 8 for further information regarding the Company’s cash management.

Accrued capital expenditures as of December 31, 2010, were not material.  If material, such amounts would be excluded from capital expenditures in the Company’s Consolidated Statements of Cash Flows until paid in the following year.

Revenue and Expense Recognition and Allowance for Doubtful Accounts — Revenues and related costs are generally recognized when title passes as products are shipped. Revenues from long-term manufacturing projects such as rigs and rig kits are recognized on a percentage-of-completion basis using contract costs incurred relative to total estimated contract costs.  A rig kit includes selected rig components and parts manufactured over a nine-to-twelve month period in the Longview, Texas facility. A rig construction project typically occurs over a two-year period at the Vicksburg, Mississippi, shipyard and includes a significant labor cost component for fabrication and assembly.  Costs are recorded separately for each project, and by significant activity or component within each project, and include materials issued to the project, labor expenses that are incurred directly for the project and overhead expenses that are allocated across all projects at consistent rates per labor hour.  Incurred costs include only those that measure project work performed.  Material costs incurred, for example, do not include materials purchased but remaining in inventory. Only when such materials have been used in production on the project are they included in incurred project costs. The determination of total estimated project costs is performed monthly based upon then-current information. This process involves an evaluation of progress towards project milestones and an assessment of work left to complete each project activity or component, and is based on physical observations by project managers and engineers. An estimate of project costs is then developed for each significant activity or component based upon the assessment of project status, actual costs incurred to date and outstanding commitments for project materials and services. The Company does not recognize any estimated profit until such projects are at least 10% complete, though full provision is made immediately for any anticipated losses.

The following table summarizes the status of the Company’s long-term construction projects in progress at December 31, 2010.  Payments, revenues and costs are cumulative from inception of the contract through December 31, 2010.  Payments include those received for projects not yet begun and completed projects with outstanding collections (in thousands):

Total contract value of long-term contracts in process or not yet begun	$234,151
Payments received	195,971
Revenues recognized	201,685
Costs recognized	125,270
Revenues recognized in excess of payments received	(5,714)

Billings in excess of costs and estimated profits on uncompleted contracts (included in current liabilities)	$7,915
Costs and estimated profits in excess of billings on uncompleted contracts (included in prepaid expenses and other current assets)	$13,629

Deposits from customers for sales and services other than those recognized under the percentage-of-completion method of accounting are recorded in “Current liabilities – Deferred revenues,” and are recognized as revenue at the time of shipment.

Service revenues, consisting of repairs, training and other, are recognized at the time of billing, and totaled $33.1 million in 2010.

Inherent in the Company’s revenue recognition policy is the determination of collectability, and LeTourneau’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. The allowance is maintained at a level that LeTourneau considers appropriate based upon historical and other factors that predict collectability, including write-offs, recoveries and credit losses, monitoring of credit quality and projected economic and market conditions. The following table sets forth the changes in the allowance for doubtful accounts in 2010 (in thousands):

Balance — beginning of year	$2,789
Charged (credited) to selling, general and administrative expenses	1,089
Write-offs and collections	(1,518)

Balance — end of year	$2,360

Products and services provided by LeTourneau to the Parent were recorded as sales based upon negotiated terms. Such products and services reflected terms and conditions and rates of compensation which approximated those that were customarily included in third-party contracts for similar items. LeTourneau sales to the Parent are recorded with monthly billings and settlement as a component of Parent company investment within Parent Company Equity in the Consolidated Balance Sheets. See Note 8 for further discussion.

Inventories — Inventories are carried at the lower of average cost or estimated net realizable value.  Costs include labor, material and an allocation of production overhead.  Management regularly reviews inventory for obsolescence and reserves for items unlikely to be sold in order to reduce the cost to its estimated realizable value.  Management determines valuation allowances or reserves for inventory based on historical usage of inventory on hand, assumptions about future demand based on market conditions, and estimates about potential alternative uses, which are usually limited.  Inventories generally consist of spare parts, work in process, and raw materials to support ongoing manufacturing operations and the Company’s installed base of drilling, mining and forestry equipment.  Customers rely on the Company to stock these specialized items to ensure that their equipment can be repaired and serviced in a timely manner.  The estimated carrying values of inventories therefore ultimately depend on demand driven by oil, natural gas and other commodity prices, general economic conditions worldwide and the potential obsolescence of inventories on hand, among other factors.

The following table summarizes the changes in the Company’s inventory reserves for 2010 (in thousands):

	Balance, beginning of year	Additions (deductions) charged (credited) to expenses	Other deductions	Balance, end of year

Year ended December 31, 2010	$42,270	$47,126	$(21,354)	$68,042

In early 2010, the Drilling Products segment performed an assessment of its Houston-based raw materials and supplies inventories.  Management determined that a significant number of items had experienced some level of deterioration such that they were not within tolerance of original specifications or no longer conformed to minimum quality standards.  Full provision was made for the cost of items that could not be efficiently reworked.  In addition, as the Company continued to work off existing product backlog during the period, the quantity and age of slow-moving inventory items was continuing to grow.  Management expected this trend would continue for the foreseeable future.  As a result, the Company recorded a lower-of-cost-or-market adjustment of approximately $42.0 million and recorded a corresponding charge to expense in the first quarter of 2010.

Property and Depreciation — LeTourneau provides depreciation under the straight-line method from the date an asset is placed into service until it is sold or becomes fully depreciated based on the following estimated lives and salvage values:

	Years	Salvage Value

Buildings and improvements	10–25	10%
Machinery and equipment	3–12	0–10%
Other property and equipment	3–12	0–10%

Expenditures for new property or enhancements to existing property are capitalized and depreciated over the asset’s estimated useful life. Expenditures for maintenance and repairs are charged to operations as incurred. As assets are sold or retired, the cost and related accumulated depreciation amounts are removed and any resulting gain or loss is included in the Company’s results of operations. See Note 7 for details of the Company’s depreciation and amortization, capital expenditures and repairs and maintenance by operating segment. Long-lived assets are reviewed for impairment whenever circumstances indicate their carrying amounts may not be recoverable, based upon estimated future cash flows. No impairments were recognized during 2010.

Intangible Assets — At December 31, 2010, the Company had intangible assets subject to amortization totaling $632,000. Intangible assets consist of engineering drawings and patents, which are being amortized over estimated useful lives of 15 years and 17 years, respectively. Amortization expense was $130,000 in 2010, and is currently expected to be the same amount in each of the next five years.

Environmental Costs — Environmental remediation costs are accrued using estimates of future monitoring, testing and clean-up costs where it is probable that such costs will be incurred. Estimates of future monitoring, testing and clean-up costs and assessments of the probability that such costs will be incurred incorporate many factors, including (i) approved monitoring, testing and/or remediation plans, (ii) ongoing communications with environmental regulatory agencies (iii) the expected duration of remediation measures, (iv) historical monitoring, testing and clean-up costs and (v) current and anticipated operational plans and manufacturing processes. Ongoing environmental compliance costs are expensed as incurred, and expenditures to mitigate or prevent future environmental contamination are capitalized. Environmental reserves at December 31, 2010, were not material. See Note 6 for further information regarding the Company’s environmental obligations.

Income Taxes — LeTourneau is included in Rowan’s consolidated federal income tax returns whereby Rowan pays all federal income taxes on the Company’s behalf and is entitled to any related tax savings. Current income taxes have been provided on a separate return basis and any difference from amounts paid to/received from Rowan have been recorded as an adjustment to Parent company equity. LeTourneau recognizes deferred income tax assets and liabilities for the estimated future tax consequences of differences between the financial statement and tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets that are not likely to be realized. See Note 5 for further information regarding the Company’s income tax assets and liabilities.

Product Warranties – Rowan’s manufacturing operations offer warranties and parts guarantees extending for stipulated periods of ownership or hours of usage, whichever occurs first.  In most cases, dealers of the Company’s products perform the warranty work.  For drilling equipment, the Company generally performs warranty work directly and accrues for estimated future warranty costs based on historical experience.  Liabilities for product warranties are included in “Accrued liabilities – Taxes and other” on the Company’s Consolidated Balance Sheets.

The following table summarizes the changes in the Company’s estimated liability for warranty costs for 2010.  Higher costs in 2010 were primarily in connection with the Drilling Systems segment; management does not expect such higher costs to continue (in thousands):

	Balance, beginning of year	Additions charged to expense	Claims paid	Balance, end of year

Year ended December 31, 2010	$10,450	$29,906	$(15,972)	$24,384

Other Current Liabilities — Accrued compensation and related employee costs included accrued vacation pay of $4.8 million at December 31, 2010. See Note 4 for further information regarding the Company’s benefit plans.

Retirement Plans – The Company sponsors defined benefit pension plans for eligible retirees. The measurement of liabilities related to these plans is based on management’s assumptions related to future events, including expected return on plan assets and the discount rate, which reflects the rate at which benefits could be effectively settled on the measurement date. The Company determines its discount rate based on a pension discount curve, and the rate represents the single rate that, if applied to every year of projected benefits payments, would result in the same discounted value as the array of rates that comprise the pension discount curve.  Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any year, which ultimately affects future pension costs.  See Note 4 for further information regarding the Company’s retirement benefit plans.

Share-based Compensation – In accordance with ASC Topic 718 “Compensation — Stock Compensation” (ASC 718), the Company determines the fair value of stock options and stock appreciation rights on the date of grant using the Black-Scholes valuation model.  Restricted stock grants are valued at the volume-weighted average price of Rowan common stock on the date of grant.  The Company recognizes the fair value as compensation expense on a straight-line basis over the requisite service period of the award based on awards ultimately expected to vest.

The measurement of fair values using an option-pricing model is affected by the stock price on the grant date as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, the expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behavior.  Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable.  See Note 3 for additional information related to the Company’s share-based compensation.

Foreign Currency Transactions — The U.S. dollar is the functional currency for all of the Company’s operations.  Non-U.S. subsidiaries translate their nonmonetary assets at exchange rates prevailing at the time they were acquired; monetary assets and liabilities are translated at year-end rates.  Resulting translation gains and losses and foreign currency transaction gains and losses are included in “other income” on the Company’s Consolidated Statements of Operations.  In order to reduce the impact of exchange rate fluctuations, the Company generally requires customer payments to be in U.S. dollars and limits foreign currency holdings to the extent they are needed to pay liabilities denominated in such currencies.  The Company recognized net foreign currency gains of $5.0 million in 2010, primarily attributable to operations in Australia and Brazil.

Fair Values of Financial Instruments — At December 31, 2010, the carrying amounts of the Company’s receivables and payables approximated their fair values due to the short maturity of such financial instruments.

Comprehensive Income (Loss) — Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). During 2010, the Company recognized other comprehensive income relating to pension liabilities, the components of which were as follows, net of income taxes (in thousands):

Net gain arising during the period	$4,043
Amortization of loss	1,506
Amortization of prior service cost	1
Total other comprehensive income, net of tax	$5,550

See Note 4 for further information regarding the Company’s pension liabilities.

New Accounting Standards — There have been no new accounting standards issued that are expected to have a material effect on the Company’s financial statements upon adoption.

3.	SHARE-BASED COMPENSATION

LeTourneau Technologies, Inc. Incentive Plan

In December 2010, the Company adopted the LeTourneau Technologies, Inc. Incentive Plan, effective January 1, 2011 (the “LeT LTIP”), under which the compensation committee of the board of directors of Rowan (the “Compensation Committee”) may grant to Company employees stock appreciation rights (“LeT SARs”) and restricted stock units (“LeT RSUs) denominated in common stock of LeTourneau.

LeT SARs confer on the grantee the right to receive cash or shares of LeTourneau, at the discretion of the Compensation Committee, of an amount equal to the excess of the fair market value per share on the exercise date over the fair market value per share on the grant date with respect to a specific number of shares of LeTourneau common stock.  LeT RSUs are rights to receive cash, or shares of LeTourneau stock at the discretion of the Compensation Committee, equal in value to the fair market value of a specific number of shares of common stock of LeTourneau.

There were no awards granted under the LeT LTIP as of December 31, 2010.

On January 1, 2011, the Company awarded LeT SARs and LeT RSUs to 50 employees with a fair value totaling $5.3 million.  Fifty percent of the total grant was in the form of LeT SARs, and fifty percent was in the form of LeT RSUs.  The SARs vest pro rata over a three-year service period and will be settled in cash or stock only after a change in control of LeTourneau other than a spin-off.  The actual number of LeT RSUs that vest is subject to the progress towards achieving specific performance measures over a one-year performance period.  The RSUs vest over a three-year period, such that one-third is vested after the performance period is complete (and the adjustment of the award from 75% to 125% depending on achievement of the long-term goals underlying the award), and one-third vests on the second anniversary of the grant, and the final one-third vests on the third anniversary of the grant.  The RSUs will be settled only after a change in control.  For purposes of the RSUs, unlike the SARS, a spin-off is considered a change in control.

Total fair value of $5.3 million, less expected forfeitures, will be amortized over a three-year vesting period. Expense will be recognized for only those awards that actually vest due to satisfying the service requirements and, in the case of RSUs, for progress towards meeting the performance goals.

2009 Rowan Companies, Inc. Incentive Plan

Certain LeTourneau employees have been awarded stock options, stock appreciation rights, restricted stock and/or performance-based awards under the 2009 Rowan Companies, Inc. Incentive Plan (the “Rowan LTIP”) or predecessor plans.

Restricted stock, stock appreciation rights and options granted to Company employees under the Rowan LTIP generally have multiple vesting dates.  The Company recognizes compensation cost for such awards on a straight-line basis over the requisite service period for the entire award.  Share-based compensation cost for the year ended December 31, 2010, charged to expense is presented below (in thousands):

Restricted stock	$448
Stock appreciation rights	39
Stock options	-
Performance-based awards	(83)
Total compensation cost	$404

Restricted Stock – Restricted stock represents a full share of Rowan common stock issued with a restrictive legend that prevents its sale until the restriction is later removed.  In general, the shares vest and the restrictions lapse in one-third increments each year over a three-year service period.  The Company measures compensation based on the market price of the common stock on the date of grant and the number of shares expected to vest.  Restricted stock activity for the year ended December 31, 2010, is summarized below:

	Shares	Weighted-average grant-date fair value per share

Nonvested at January 1, 2010	28,762	$25.40
Granted	4,917	30.51
Vested	(12,613)	28.81
Nonvested at December 31, 2010	21,066	$17.44

The fair value of shares vested (measured at the vesting date) in 2010 was $364,000.  As of December 31, 2010, unrecognized compensation cost for nonvested restricted stock totaled $536,000, which is expected to be recognized over a weighted-average period of 1.8 years.

Performance-Based Awards – Employees may be granted awards under the Rowan LTIP in which payment is contingent upon the achievement of certain market or performance-based conditions over a specified period of time.

Performance-based award activity for the year ended December 31, 2010, is summarized below:

	Number of shares	Weighted-average grant-date fair value per share

Unearned awards outstanding at January 1, 2010	8,352	$37.79
Vested	(2,714)	37.79
Lapsed, unearned	(5,638)	37.79
Unearned awards outstanding at December 31, 2010	-	$-

Stock Options and Appreciation Rights – Stock options granted to employees generally become exercisable in one-third or one-quarter annual increments over a three or four-year service period at a price not less than 100% of the market price of the Company’s common stock on the date of grant.

Stock appreciation rights under the Rowan LTIP (“SARs”) give the holder the right to receive, at no cost, shares of Rowan common stock, or cash at the discretion of Rowan’s Compensation Committee, equal in value to the excess of the market price of the stock on the date of exercise over the strike price, which is the market price of the stock on the date of grant.  SARs granted to employees become exercisable in one-third annual increments over a three-year service period.

Unexercised options and SARs expire ten years after the grant date.

Fair values of options and SARs granted are determined using the Black-Scholes option pricing model.  No options or SARs were granted to Company employees in 2010.

Stock option activity for the year ended December 31, 2010, is summarized below:

	Number of shares under option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2010	163,573	$22.92
Exercised	(15,940)	19.26
Forfeited or expired	(969)	16.51
Outstanding at December 31, 2010	146,664	$23.36	2.2	$1,729

Exercisable at December 31, 2010	146,664	$23.36	2.2	$1,729

The total intrinsic value of options exercised was $175,000 in 2010.  As of December 31, 2010, all required compensation cost related to stock options granted had been previously expensed.

SARs activity for the year ended December 31, 2010, is summarized below:

	Number of shares under SARs	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2010	13,698	$17.39
Outstanding at December 31, 2010	13,698	$17.39	8.3	$238

Exercisable at December 31, 2010	4,566	$17.39	8.3	$79

As of December 31, 2010, unrecognized compensation cost related to SARs totaled $55,000, which is expected to be recognized over a weighted-average period of 1.3 years.

4.	EMPLOYEE BENEFIT PLANS

LeTourneau sponsors a defined-benefit pension plan covering substantially all of its employees hired on or before July 1, 2009, and an executive defined benefit pension plan covering named executives. The Company has amended the plans to freeze benefits as of December 31, 2010, which resulted in a curtailment gain of $5.4 million at that date.  Under the amendment, no individuals will become members of the plans after such date, and all participants in the plans as of that date will no longer accrue additional benefits.

The following table presents the changes in benefit obligations and plan assets during 2010 and the funded status and weighted-average assumptions used to determine the benefit obligation at year end (in thousands):

Benefit obligations:
Balance — January 1	$72,265
Interest cost	3,994
Service cost	3,087
Actuarial loss	1,732
Plan curtailment	(5,398)
Benefits paid	(2,275)

Balance — December 31	73,405

Plan assets:
Fair value — January 1	42,214
Actual return	6,309
Employer contributions	9,400
Benefits paid	(2,275)

Fair value — December 31	55,648

Net benefit liabilities	$(17,757)

Amounts recognized in the Consolidated Balance Sheet:
Other current liabilities	(6,981)
Other liabilities (long-term)	(10,776)

Net benefit liabilities	$(17,757)

Net credit recognized in net benefit cost	5,875

Amounts not yet reflected in net periodic benefit cost:
Actuarial loss	(23,632)
Prior service (cost) credit	-

Total accumulated other comprehensive loss	(23,632)

Net benefit liabilities	$(17,757)

Weighted-average assumptions:
Discount rate	5.41%
Rate of compensation increase	4.15%

The accumulated benefit obligation for all plans was $73.4 million at December 31, 2010.

Each of the Company’s defined benefit pension plans has obligations that exceed the fair value of plan assets.

The Company expects that the following amounts, which are classified in accumulated other comprehensive loss, a component of Parent company equity, will be recognized in net periodic benefit cost in 2011 (in thousands):

Actuarial loss	$1,854
Total amortization	$1,854

The components of net periodic pension cost for 2010 and the weighted-average assumptions used to determine such costs were as follows (dollars in thousands):

Service cost	$3,087
Interest cost	3,994
Expected return on plan assets	(3,755)
Recognized actuarial loss	2,318
Amortization of prior service cost	1

Total	$5,645

Discount rate	5.97%
Expected return on plan assets	8.00%
Rate of compensation increase	4.15%

The pension plans’ investment objectives for fund assets are: to achieve over the life of the plans a return equal to the plans’ expected investment return or the inflation rate plus 3%, whichever is greater; to invest assets in a manner such that contributions are minimized and future assets are available to fund liabilities; to maintain liquidity sufficient to pay benefits when due; and to diversify among asset classes so that assets earn a reasonable return with an acceptable level of risk.  The plans employ several active managers with proven long-term records in their specific investment discipline.

Target allocations among asset categories and the fair values of each category of plan assets as of December 31, 2010, classified by level within the fair value hierarchy (as described in GAAP) is presented below (dollars in thousands).  The plans will periodically reallocate assets in accordance with the allocation targets, after giving consideration to the expected level of cash required to pay current benefits and plan expenses:

	Target allocation - % of Plan assets	Target allocation - % of category	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Equity securities:	62.5% to 72.5%
S&P 500 Stock Index		14.5% to 24.5%	$11,077	$11,077	$-	$-
Large cap growth		4% to 14%	5,149	-	5,149	-
Large cap value		4% to 14%	5,086	5,086	-	-
Small cap growth		0% to 10%	3,054	3,054	-	-
Small cap value		0% to 10%	2,814	2,814	-	-
International		10% to 30%	10,571	-	10,571	-
Fixed income:	22.5% to 32.5%
Cash and equivalents		0% to 10%	1,270	-	1,270	-
Aggregate fixed income		10% to 16%	7,174	-	7,174	-
Core plus fixed income		7.5% to 17.5%	6,788	6,788	-	-
Real estate	0% to 10%		2,665	-	2,665	-
Total			$55,648	$28,819	$26,829	$-

Assets in the large cap growth, large cap value, small cap growth, and small cap value categories include investments in common and preferred stocks (and equivalents such as American Depository Receipts and convertible bonds) held through separate accounts, commingled funds and an institutional mutual fund.  Assets in the international category include investments in a broad range of international equity securities, including both developed and emerging markets, and are held primarily through a commingled fund.  Securities in both the aggregate and “core plus” fixed income categories include U.S. government, corporate, mortgage- and asset-backed securities and Yankee bonds, and both categories target an average credit rating of “A” or better at all times.  Individual securities in the aggregate fixed income category must be investment grade or above at the time of purchase, whereas securities in the core plus category may have a rating of “B” or above.  Additionally, the core plus category may invest in foreign securities.  Assets in the aggregate and core plus fixed income categories are held primarily through a commingled fund and an institutional mutual fund, respectively.  The real estate category includes investments in pooled funds whose objectives are diversified equity investments in income-producing properties.  Each pooled fund should provide broad exposure to the real estate market by property type, geographic location and size.

To develop the expected long-term rate of return on assets assumption, Rowan considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the plans’ other asset classes and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based upon the current asset allocation to develop the expected long-term rate of return on assets assumption for the plans, which was 8% at December 31, 2010.

The Parent is expected to contribute approximately $7.0 million in 2011 to the pension plans on behalf of the Company.

The Company estimates that the plans will make the following annual payments for pension benefits based upon existing benefit formulas (in thousands):

Year Ended December 31,

2011	$3,080
2012	3,350
2013	3,600
2014	3,770
2015	3,950
2016–2020	22,480

Effective January 1, 2011, the Company implemented a transition incentive benefit, which is a cash payout available to employees age 40 and above with at least five years of service on December 31, 2010.  The amount of the benefit is based on the employee’s age at December 31, 2010 and annual compensation in 2011, 2012 and 2013. Payment will be made annually in the first quarter of each succeeding year, and each payment is contingent on the employee’s continued service through December 31 of the preceding year.  The maximum projected payouts, assuming all eligible employees satisfy the service requirements are as follows: 2012 – $2.8 million, 2013 – $2.0 million, and 2014 – $2.0 million.

In addition to the defined-benefit pension plans, the Company has a defined contribution savings plan covering substantially all employees, under which it contributed $3.1 million in 2010.

The Company also has an annual incentive plan (“AIP”), which covered approximately 136 employees in 2010.  As of December 31, 2010, the Company had accrued approximately $4.5 million under the AIP, which was paid to eligible employees in early 2011.

5.	INCOME TAXES

LeTourneau is included in Rowan’s consolidated federal income tax returns. Current income taxes have been provided on a separate return basis, though such amounts will be (or have been) paid by Rowan. The detail of income tax provisions for 2010 is presented below (in thousands):

Current:
Federal	$2,548
Foreign	2,285
State	665

Total current provision	5,498

Deferred:
Federal	(11,563)
Foreign	900
State	(15)

Total deferred benefit	(10,678)

Net income tax benefit	$(5,180)

LeTourneau’s income tax benefit for 2010 differs from that determined by applying the federal income tax rate (statutory rate) to income from continuing operations before income taxes, as follows (in thousands):

Statutory rate	35%

Tax at statutory rate	$12,603
Increase (decrease) due to:
Intercompany profit	(15,263)
Uncertain tax positions	(2,500)
Domestic production activities	(533)
Research and development tax credit	(325)
State tax expense, net of federal benefit	417
Other — net	421

Net income tax benefit	$(5,180)

Temporary differences and carryforwards that gave rise to deferred tax assets and liabilities at December 31, 2010, were as follows (in thousands):

	Current	Non-current

Deferred tax assets:
Inventories	$16,833	$-
Accrued warranties	6,991	-
Accrued employee benefit plan costs	524	3,609
Unrealized currency transactions	491	-
Other	4,751	99
Total deferred tax assets	29,590	3,708
Less: valuation allowance	(518)	-
Deferred tax assets, net of valuation allowance	29,072	3,708
Deferred tax liabilities:
Property, plant and equipment	-	18,490
Other	672	1,181
Total deferred tax liabilities	672	19,671

Deferred tax asset (liability) — net	$28,400	$(15,963)

Undistributed earnings of the Company’s foreign subsidiaries in the amount of approximately $17.1 million at December 31, 2010, could be potentially subject to U.S. federal income taxes of approximately $0.8 million. The Company has not provided any U.S. federal deferred income taxes on such undistributed earnings because it considers them to be permanently invested abroad.

At December 31, 2010, LeTourneau had $0.8 million of net unrecognized tax benefits, all of which would reduce the Company’s income tax provision if recognized. The Company does not expect to recognize significant increases or decreases in unrecognized tax benefits during the next twelve months.

The following table highlights the changes in the Company’s gross unrecognized tax benefits for the year ended December 31, 2010 (in millions):

Gross unrecognized tax benefits — beginning of year	$3.5
Gross increases — tax positions in prior period	-
Gross decreases — tax positions in prior period	-
Gross increases — current period tax positions	-
Settlements	-
Lapse of statute of limitations	(2.6)

Gross unrecognized tax benefits — end of year	$0.9

Interest and penalties relating to income taxes are included in current income tax expense. Accrued interest and penalties at December 31, 2010, were not material.

Rowan’s U.S. federal tax returns for 2006 through 2008 are currently under audit by the Internal Revenue Service (“IRS”), and 2002 and later years remain subject to examination. Various state tax returns for 2005 and subsequent years remain open for examination.  In the Company’s foreign tax jurisdictions, returns for 2007 and subsequent years remain subject to examination by the tax authorities.

Income before income taxes in 2010 consisted of domestic entities’ earnings of $27.9 million and foreign entities’ earnings of $9.6 million.

6.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company has operating leases covering offices and equipment. Net rental expense under all operating leases was $6.6 million in 2010.

At December 31, 2010, the future minimum payments to be made under noncancelable operating leases were as follows (in thousands):

2011	$4,126
2012	2,626
2013	2,007
2014	1,529
2015	1,072
Later years	2,129

Total	$13,489

Rowan periodically employs, on LeTourneau’s behalf and in the normal course of its businesses, letters of credit, or other bank-issued guarantees, and such agreements amounted to approximately $19.5 million at December 31, 2010. Rowan also periodically issues “parent company” performance guarantees on behalf of LeTourneau.

LeTourneau has ongoing environmental responsibilities related to its operations and facilities, the costs of which are expensed as incurred. Such costs for 2010 were not material.

LeTourneau is involved in various legal proceedings incidental to its businesses and is vigorously defending its position in all such matters. The Company believes that there are no known contingencies, claims, or lawsuits that could have a material adverse effect on its financial position, results of operations or cash flows.

7.	SEGMENTS OF BUSINESS

LeTourneau’s reportable segments reflect an aggregation of separately managed, strategic business units for which financial information is separately prepared and monitored based upon qualitative and quantitative factors. The Company evaluates segment performance based upon income from operations. The accounting policies of each segment are as described in LeTourneau’s summary of significant accounting policies in Note 2.

Manufacturing operations are primarily conducted in Longview and Houston, Texas and Vicksburg, Mississippi, though products are shipped throughout the United States and to many foreign locations.

Segment information for 2010 is set forth below (in thousands):

	Drilling Products	Mining Products	Steel Products	Consolidated

Sales to unaffiliated customers	$310,359	$259,475	$40,607	$610,441
Sales to Parent	204,977	3	-	204,980
Income (loss) from operations	(18,425)	61,513	3,126	46,214
Depreciation and amortization	8,596	5,256	2,527	16,379
Repairs and maintenance	8,704	4,614	6,118	19,436
Material charges and other operating expenses	42,024	-	-	42,024
Capital expenditures	4,493	4,137	463	9,093
Total assets (at end of year)	441,036	196,393	36,405	673,834

Material charges in 2010 consisted of an adjustment to the Company’s inventory valuation reserve. (See “Inventories” in Note 2.)

One customer provided 10% of sales to unaffiliated customers in 2010.

Sales to unaffiliated customers by geographic area for 2010 are set forth below (in thousands):

United States	$524,706
Australia	58,343
Brazil	18,959
Dubai	4,100
Singapore	3,200
Canada	1,133
$610,441

Long-lived assets at December 31, 2010, by geographic area are set forth below (in thousands):

United States	$132,952
Australia	2,848
Brazil	1,448
China	163
Canada	108
Singapore	98
Dubai	6
$137,623

8.	RELATED PARTY TRANSACTIONS

Cash Management — Rowan uses a centralized approach to cash management and financing operations. Rowan regularly funds LeTourneau’s operating and investing activities, and sweeps all LeTourneau domestic cash receipts. Transfers of cash both to and from Rowan’s cash management system are reflected as a component of Parent company investment within Parent Company Equity in the Consolidated Balance Sheets. Rowan charges LeTourneau a financing cost on its parent company investment at the annual rate of 10% in 2010. Such amounts are reflected as interest expense on the consolidated statement of operations.  The amounts allocated to LeTourneau may not necessarily reflect the costs LeTourneau might have incurred had they operated as an independent company during the periods presented.

Allocated Expenses — LeTourneau was allocated corporate overhead expenses from Rowan for corporate-related functions primarily based upon a pro-rata percentage of Rowan consolidated revenues. General corporate overhead expenses primarily relate to centralized corporate functions, including executive management, treasury, tax, legal, external reporting, internal audit and risk management functions. Rowan allocated general corporate expenses totaling approximately $1.0 million in 2010. Such amounts are included within selling, general and administrative expenses in the Consolidated Statement of Operations and increased the Parent’s investment in the Consolidated Balance Sheet. The amounts allocated to LeTourneau may not necessarily reflect the costs LeTourneau might have incurred had they operated as an independent company during the period.

Sales to Parent — As previously noted, LeTourneau is a major supplier to Rowan of rigs and related drilling equipment, repair parts and services. These products and services were provided at negotiated prices intended to approximate market prices, with monthly billing and settlement recorded as a component of Parent company investment within Parent Company Equity in the Consolidated Balance Sheet.

Sales made to Rowan during 2010 were as follows (in thousands):

New rig hulls and kits	$108,909
Drilling equipment, parts and services	96,071

Total	$204,980

Rowan hull and kit projects in process at December 31, 2010, were as follows (in thousands):

Total contract value of new hull and kit projects in process (or not yet begun )	$261,069
Revenues (and costs) recognized to date	(194,325)

Contract value not yet recognized	$66,744

9.	SUBSEQUENT EVENTS

The Company evaluated events and transactions subsequent to December 31, 2010, through April 27, 2011, the date the financial statements were issued.  There were no events or transactions that occurred during that period not disclosed herein requiring recognition or disclosure in the financial statements.

******

LeTourneau
Technologies, Inc.
and Subsidiaries

Condensed Consolidated Financial Statements as of
March 31, 2011 and December 31, 2010, and for the
Three Months Ended March 31, 2011 and 2010

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010
(Unaudited)
(In thousands, except share amounts)

	March 31, 2011	Dec. 31, 2010
ASSETS

CURRENT ASSETS:
Cash	$6,171	$6,528
Accounts receivable — trade, net	97,519	104,060
Inventories:
Raw materials and supplies	303,300	281,991
Work-in-progress	96,080	75,946
Finished goods	2,273	212
Prepaid expenses and other current assets	26,159	37,505
Deferred income taxes, net	28,269	28,400

Total current assets	559,771	534,642

PROPERTY, PLANT, AND EQUIPMENT — At cost:
Land, buildings and improvements	68,617	71,566
Machinery and equipment	141,856	142,084
Other property and equipment	35,490	34,675

Total	245,963	248,325

Less accumulated depreciation and amortization	107,365	110,702

Property, plant and equipment, net	138,598	137,623

OTHER ASSETS	1,976	1,569

TOTAL	$700,345	$673,834

LIABILITIES AND PARENT COMPANY EQUITY

CURRENT LIABILITIES:
Accounts payable — trade	$68,203	$49,688
Deferred revenues	160,364	143,950
Billings in excess of costs and estimated profit on uncompleted contracts	19,404	7,915
Accrued liabilities:
Income taxes payable to Parent	75,104	72,286
Compensation and related employee costs	24,617	27,198
Taxes and other	42,006	47,737

Total current liabilities	389,698	348,774

OTHER LIABILITIES	9,275	11,661

DEFERRED INCOME TAXES — Net	15,046	15,094

COMMITMENTS AND CONTINGENT LIABILITIES (Note 4)	-	-

PARENT COMPANY EQUITY:
Common stock, $0.001 par value, 28,000,000 shares authorized, 25,000,000 shares issued and outstanding at March 31, 2011 and December 31, 2010	25	25
Additional Parent company investment	17,857	40,659
Retained earnings	283,209	272,386
Accumulated other comprehensive loss	(14,765)	(14,765)

Total parent company equity	286,326	298,305

TOTAL	$700,345	$673,834

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)
(In thousands)

	Three months ended March 31,
	2011	2010

REVENUES:
Sales to unaffiliated customers	$114,246	$101,421
Sales to Parent	40,593	45,712

Total	154,839	147,133

COSTS AND EXPENSES:
Cost of sales to unaffiliated customers (excluding items shown below)	90,545	81,030
Cost of sales to parent (excluding items shown below)	30,164	34,185
Engineering, research and development and other	5,308	3,741
Selling, general and administrative	11,661	9,695
Depreciation and amortization	3,484	3,992
Material charge - inventory valuation adjustment	-	42,024
(Gain) loss on disposals of property, plant and equipment	(199)	171

Total	140,963	174,838

INCOME (LOSS) FROM OPERATIONS	13,876	(27,705)

OTHER INCOME (EXPENSE):
Interest expense	(1,338)	(4,781)
Interest income	117	20
Other	1,069	1,529

Other income (expense) — net	(152)	(3,232)

INCOME BEFORE INCOME TAXES	13,724	(30,937)

PROVISION (BENEFIT) FOR INCOME TAXES	2,901	(5,669)

NET INCOME (LOSS)	$10,823	$(25,268)

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)
(In thousands)

	Three Months ended March 31,
	2011	2010

CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$10,823	$(25,268)
Adjustments to reconcile net income to net operating cash flows:
Depreciation and amortization	3,484	3,992
Deferred income taxes	83	3,450
Stock-based compensation expense	154	99
Provision for pension	270	1,808
Current income tax allocation	2,818	(9,119)
Allocated selling, general and administrative costs	239	239
Material charge - inventory valuation adjustment	-	42,024
(Gain) loss on disposals of property, plant and equipment	(199)	171
Changes in current assets and liabilities:
Receivables — trade	6,541	2,588
Inventories	(43,504)	(17,803)
Other current assets	11,346	11,956
Accounts payable	18,515	9,725
Deferred revenues	16,414	(9,651)
Billings in excess of costs and estimated profits on uncompleted contracts	11,488	142
Other current liabilities	(8,312)	(6,335)
Other, net	(407)	158

Net cash provided by operations	29,753	8,176

Investing activities:
Property, plant and equipment additions	(4,597)	(1,001)
Proceeds from disposals of property, plant and equipment	337	425

Net cash used in investing activities	(4,260)	(576)

Financing activities — change in Parent company investment	(25,850)	(2,141)

Net cash used in financing activities	(25,850)	(2,141)

(DECREASE) INCREASE IN CASH	(357)	5,459
CASH AT BEGINNING OF PERIOD	6,528	4,165

CASH AT END OF PERIOD	$6,171	$9,624

See notes to consolidated financial statements.

LETOURNEAU TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNADITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010, AND FOR THE
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

1.	BASIS OF PRESENTATION

The Condensed Consolidated Financial Statements include the accounts of LeTourneau Technologies, Inc. and its subsidiaries, hereinafter referred to as “LeTourneau” or “the Company,” a wholly owned subsidiary of Rowan Companies, Inc. (“Rowan” or “the Parent”).  The consolidated financial statements of the Company have historically been included in the consolidated financial statements of Rowan.

On June 22, 2011, the Parent closed on the sale of the Company to Joy Global Inc. (see Note 8).

The Condensed Consolidated Financial Statements included herein have been prepared without audit in accordance with accounting principles generally accepted in the United States of America (GAAP). Intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management believes the accompanying unaudited condensed consolidated financial statements contain all adjustments, which are of a normal recurring nature unless otherwise noted, necessary for a fair statement of the results for the interim periods presented.  Results of operations and cash flows for the interim periods are not necessarily indicative of results to be expected for the full year. These statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2010.

The Condensed Consolidated Financial Statements reflect the use of “carve-out” accounting procedures, whereby certain assets, liabilities and expenses recognized or incurred by the Parent on behalf of LeTourneau, have been allocated to reflect the financial results of LeTourneau for the periods presented.  Allocations of certain Parent administrative expenses were based on a percentage of revenues, which management believes represents a reasonable methodology. See Note 5 for further information.

Historically, LeTourneau has been included in Rowan’s consolidated tax return; however, for purposes of these carve-out Consolidated Financial Statements, income tax expense and related tax assets and liabilities were determined as if LeTourneau filed a separate income tax return.

We are currently constructing a jack-up rig for Rowan in our Vicksburg, Mississippi, shipyard.  Subject to and upon the closing of the sale of the Company to Joy Global, Inc. as described in Note 8 (the “Joy Acquisition”), Rowan will assume responsibility for the remaining construction of the rig using our facilities and contracting our workers.  Accordingly, we will recognize no further revenues or profit associated with the construction of this rig following the closing of the Joy Acquisition.

Following completion of this rig, we plan to discontinue constructing rigs at our Vicksburg shipyard; however, we intend to continue constructing rig components and using the facility for offshore rig repair and service activities.  These plans will result in a reduction of our workforce in Vicksburg.  During the second quarter of 2011, we have informed substantially all affected employees of our reduction plans.  We estimate that we will ultimately incur $7 million to $9 million in cash costs in connection with these reduction plans.

2.	SHARE-BASED COMPENSATION

LeTourneau Technologies, Inc. Incentive Plan

In December 2010, the Company adopted the LeTourneau Technologies, Inc. Incentive Plan, effective January 1, 2011 (the “LeT LTIP”), under which the compensation committee of the board of directors of Rowan (the “Compensation Committee”) could grant to Company employees stock appreciation rights (“LeT SARs”) and restricted stock units (“LeT RSUs) denominated in common stock of LeTourneau.  On January 1, 2011, the Company granted to 50 LeTourneau employees LeT SARs and LeT RSUs with a fair value aggregating $5.3 million.

LeT SARs conferred on the grantee the right to receive cash, or shares of LeTourneau at the discretion of the Compensation Committee, of an amount equal to the excess of the fair market value per share on the exercise date over the fair market value per share on the grant date with respect to a specific number of shares of LeTourneau common stock.  LeT RSUs were rights to receive cash, or shares of LeTourneau stock at the discretion of the Compensation Committee, equal in value to the fair market value of a specific number of shares of common stock of LeTourneau.

In June 2011, all awards granted under the LeTourneau Plan became fully vested and payable in cash under the change-in-control provisions of the plan as a result of the sale of LeTourneau.  The Company is expected to pay an estimated $2.1 million in cash in June 2011 for its portion of the cash settlement, which will be charged to compensation expense at the time of payment.

2009 Rowan Companies, Inc. Incentive Plan

In June 2011, unvested awards granted to LeTourneau employees under the 2009 Rowan Companies, Inc. Incentive Plan became fully vested upon the sale of LeTourneau, and the Company recognized noncash stock-based compensation expense of $1.5 million in the second quarter attributable to the accelerated vesting.

3.	PENSION BENEFITS

LeTourneau sponsors a defined-benefit pension plan covering substantially all of its employees hired on or before July 1, 2009, and an executive defined-benefit pension plan covering named executives. The Company has amended the plans to freeze benefits as of December 31, 2010, which resulted in a curtailment gain of $5.4 million at that date.  Under the amendment, no individuals could become members of the plans after such date, and all participants in the plans as of that date could no longer accrue additional benefits.

The components of net periodic pension cost for the three months ended March 31, 2011 and 2010, were as follows (dollars in thousands):

	Three months ended March 31,
	2011	2010

Service cost	$-	$962
Interest cost	958	1,043
Expected return on plan assets	(1,149)	(925)
Recognized actuarial loss	461	727
Amortization of prior service cost	-	1

Total	$270	$1,808

During the three months ended March 31, 2011, the Parent contributed $2.7 million to the Company’s defined benefit pension plans.  Required contributions under the plans for the remainder of 2011 are expected to approximate $4.3 million.

4.	COMMITMENTS AND CONTINGENT LIABILITIES

LeTourneau is involved in various legal proceedings incidental to its businesses and is vigorously defending its position in all such matters. The Company believes that there are no known contingencies, claims, or lawsuits that could have a material adverse effect on its financial position, results of operations or cash flows.

5.	RELATED PARTY TRANSACTIONS

Cash Management — Rowan uses a centralized approach to cash management and financing operations. Rowan regularly funds LeTourneau’s operating and investing activities, and sweeps all LeTourneau domestic cash receipts. Transfers of cash both to and from Rowan’s cash management system are reflected as a component of Parent company investment within Parent Company Equity in the Consolidated Balance Sheets. Rowan charges LeTourneau a financing cost on its parent company investment at the annual rate of 10% in 2011 and 2010. Such amounts are reflected as interest expense on the condensed consolidated statement of operations.  The amounts allocated to LeTourneau may not necessarily reflect the costs LeTourneau might have incurred had they operated as an independent company during the periods presented.

Allocated Expenses — LeTourneau was allocated corporate overhead expenses from Rowan for corporate-related functions primarily based upon a pro-rata percentage of Rowan consolidated revenues. General corporate overhead expenses primarily relate to centralized corporate functions, including executive management, treasury, tax, legal, external reporting, internal audit and risk management functions. Rowan allocated general corporate expenses totaling approximately $0.239 million in each of the three months ended March 31, 2011 and 2010. Such amounts are included within selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and increased the Parent’s investment in the Condensed Consolidated Balance Sheets. The amounts allocated to LeTourneau may not necessarily reflect the costs LeTourneau might have incurred had they operated as an independent company during the periods presented.

Sales to Parent — As previously noted, LeTourneau is a major supplier to Rowan of rigs and related drilling equipment, repair parts and services. These products and services were provided at negotiated prices intended to approximate market prices, with monthly billing and settlement recorded as a component of Parent company investment within Parent Company Equity in the Condensed Consolidated Balance Sheets.

Sales made to Rowan during the three months ended March 31, 2011 and 2010 were as follows (in thousands):

	Three months ended March 31,
	2011	2010

New rig hulls and kits	$25,341	$20,388
Drilling equipment, parts and services	15,252	25,324

Total	$40,593	$45,712

Rowan hull and kit projects in process at March 31, 2011, were as follows (in thousands):

Total contract value of new hull and kit projects in process (or not yet begun )	$224,609
Revenues (and costs) recognized to date	(183,207)

Contract value not yet recognized	$41,402

6.	SEGMENTS OF BUSINESS

LeTourneau’s reportable segments reflect an aggregation of separately managed, strategic business units for which financial information is separately prepared and monitored based upon qualitative and quantitative factors. The Company evaluates segment performance based upon income from operations.

Segment information for the three months ended March 31, 2011 and 2010, is set forth below (in thousands):

	Drilling Products	Mining Products	Steel Products	Consolidated

Three months ended March 31, 2011:
Sales to unaffiliated customers	$40,210	$58,338	$15,698	$114,246
Sales to Parent	40,593	-	-	40,593
Income from operations	7,224	5,378	1,274	13,876

Three months ended March 31, 2010:
Sales to unaffiliated customers	$50,275	$41,242	$9,904	$101,421
Sales to Parent	45,710	2	-	45,712
Income (loss) from operations	(38,781)	9,207	1,869	(27,705)

The operating loss for Drilling Products for the three months ended March 31, 2010 includes a lower-of-cost-or-market inventory adjustment which reduced income by approximately $42.0 million (see Note 7, “Inventories”).

7.	OTHER FINANCIAL STATEMENT DISCLOSURES

Fair Value of Financial Instruments – At March 31, 2011 and December 31, 2010, the carrying amounts of the Company’s receivables and payables approximated their fair values due to the short maturity of such financial instruments.

Allowance for Doubtful Accounts – The following table sets forth the changes in the allowance for doubtful accounts during the three months ended March 31, 2011 and 2010 (in thousands):

	Three months ended March 31,
	2011	2010

Balance — December 31	$2,360	$2,789
Charged (credited) to selling, general and administrative expenses	(134)	15
Write-offs and collections	(244)	-

Balance — March 31	$1,982	$2,804

Inventories — Inventories are carried at the lower of average cost or estimated net realizable value.  Costs include labor, material and an allocation of production overhead.  Management regularly reviews inventory for obsolescence and reserves for items unlikely to be sold in order to reduce the cost to its estimated realizable value.  Management determines valuation allowances or reserves for inventory based on historical usage of inventory on hand, assumptions about future demand based on market conditions, and estimates about potential alternative uses, which are usually limited.  Inventories generally consist of spare parts, work in process and raw materials to support ongoing manufacturing operations and the Company’s installed base of drilling, mining and forestry equipment.  Customers rely on the Company to stock these specialized items to ensure that their equipment can be repaired and serviced in a timely manner.  The estimated carrying values of inventories therefore ultimately depend on demand driven by oil, natural gas and other commodity prices, general worldwide economic conditions and the potential obsolescence of inventories on hand, among other factors.

In early 2010, the Drilling Products segment performed an assessment of its Houston-based raw materials and supplies inventories.  Management determined that a significant number of items had experienced some level of deterioration such that they were not within tolerance of original specifications or no longer conformed to minimum quality standards.  Full provision was made for the cost of items that could not be efficiently reworked.  In addition, as the Company continued to work off existing product backlog during the period, the quantity and age of slow-moving inventory items was continuing to grow.  Management expected this trend would continue for the foreseeable future.  As a result, the Company recorded a lower-of-cost-or-market adjustment of approximately $42.0 million and recorded a corresponding charge to operations in the first quarter of 2010.

The following table summarizes the changes in the Company’s inventory reserves for the three months ended March 31, 2011 and 2010 (in thousands):

	Balance, beginning of period	Additions (deductions) charged (credited) to expenses	Other deductions	Balance, end of period
Three months ended March 31,
2011	$68,042	$4,637	$-	$72,679
2010	42,270	47,244	-	89,514

Construction Contracts in Progress – The following table summarizes the status of the Company’s long-term construction projects in progress.  Payments, revenues and costs are cumulative from inception of the contract through the date indicated.  Payments include those received for projects not yet begun and completed projects with outstanding collections (in thousands):

	March 31, 2011	Dec. 31, 2010

Total contract value of long-term contracts in process or not yet begun	$234,829	$234,151
Payments received	221,721	195,971
Revenues recognized	208,969	201,685
Costs recognized	127,886	125,270
Payments received in excess of revenues recognized (revenues in excess of payments)	12,752	(5,714)

Billings in excess of costs and estimated profits on uncompleted contracts (included in current liabilities)	$19,404	$7,915
Costs and estimated profits in excess of billings on uncompleted
contracts (included in prepaid expenses and other current assets)	$6,652	$13,629

Product Warranties – The following table summarizes the changes in the Company’s estimated liability for warranty costs for the three months ended March 31, 2011 and 2010 (in thousands):

	Balance, beginning of period	Additions charged to expense	Claims paid	Balance, end of period
Three months March 31,
2011	$24,384	$2,274	$(964)	$25,694
2010	10,450	2,819	(694)	12,575

Other Comprehensive Income — There were no changes in other comprehensive income for the three months ended March 31, 2011 or 2010.

8.	SUBSEQUENT EVENTS

On June 22, 2011, (the “Closing Date”) the Parent closed on its sale of the Company to Joy Global Inc. for $1.1 billion in cash, subject, however, to post-closing working capital adjustments.

Under the terms of the sale to Joy Global, the Parent agreed to assume the rights and obligations under an equipment purchase agreement between LeTourneau, as seller, and Ali and Sons, as buyer.  Under the agreement, inventories in the amount of $27.7 million at March 31, 2011, and a related obligation attributable to a cash advance from the buyer in the amount of $20.1 million at the same date were transferred to Rowan at the Closing Date.

The Company evaluated events and transactions subsequent to March 31, 2011, through September 2, 2011, the date the financial statements were issued.

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